UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 13, 2006
Rent-A-Center, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25370 (Commission File Number)	45-0491516 (IRS Employer Identification No.)
5700 Tennyson Parkway
Suite 100
Plano, Texas 75024
(Address of principal executive offices, including zip code)
(972) 801-1100
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 13, 2006, Rent-A-Center, Inc. (the “Registrant”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), among the Registrant, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement amended and restated the Registrant’s existing credit agreement, dated as of May 28, 2003, as amended and restated as of July 14, 2004 (the “Existing Credit Agreement”). The Credit Agreement represents a refinancing of the Registrant’s senior secured debt and provides for a new $725.0 million senior credit facility, consisting of a $200.0 million five-year term loan (the “Tranche A Term Facility” with loans thereunder being the “Tranche A Term Loans”), a $125.0 million six-year term loan (the “Tranche B Term Facility” with loans thereunder being the “Tranche B Term Loans” and, together with the Tranche A Term Loans, the “Term Loans”) and a $400.0 million five-year revolving credit facility (the “Revolving Facility”).
     Also on July 13, 2006, the Registrant drew down $325.0 million in Term Loans and $88.0 million of the Revolving Facility and utilized the proceeds to repay its existing senior term debt outstanding under the Existing Credit Agreement. The Tranche A Term Loans will be repayable in 20 consecutive quarterly installments equal to $2.5 million from September 30, 2006 through June 30, 2009, $5.0 million from September 30, 2009 through June 30, 2010 and $37.5 million from September 30, 2011 through June 30, 2011. The Tranche B Term Loans will be repayable in 24 consecutive quarterly installments equal to $312,500 from September 30, 2006 through June 30, 2011 and $29.7 million from September 30, 2011 through June 30, 2012.
     Borrowings under the Credit Agreement bear interest at varying rates equal to the Eurodollar rate plus 0.75% to 1.50%, or the prime rate plus up to 0.50%, at the Registrant’s election. The margins on the Eurodollar rate and on the prime rate, which are initially 1.0 and 0 respectively, may fluctuate dependent upon an increase or decrease in the Registrant’s consolidated leverage ratio as defined by a pricing grid included in the Credit Agreement. The Registrant has not entered into any interest rate protection agreements with respect to term loans under the senior credit facility. A commitment fee equal to 0.15% to 0.375% of the unused portion of the revolving credit facility is payable quarterly, and fluctuates dependent upon an increase or decrease in the Registrant’s consolidated leverage ratio. The initial commitment fee is equal to 0.20% of the unused portion of the revolving credit facility.
     The senior credit facility is secured by a security interest in substantially all of the Registrant’s tangible and intangible assets, including intellectual property, and are also secured by a pledge of the capital stock of the Registrant’s U.S. subsidiaries.
     Subject to a number of exceptions, the senior credit facility contains, without limitation, covenants that generally limit the Registrant’s ability to:

•	incur additional debt in excess of $150 million at any one time outstanding (other than subordinated debt, which is generally permitted if the maturity date is later than July 13, 2012);

•	repurchase its capital stock and 7 1/2% notes and pay cash dividends in the event the pro forma senior leverage ratio is greater than 2.50x (subject to a restricted payments basket for which approximately $120.0 million is available for use as of July 13, 2006);

•	incur liens or other encumbrances;

•	merge, consolidate or sell substantially all its property or business;

•	sell assets, other than inventory in the ordinary course of business;

•	make investments or acquisitions unless it meets financial tests and other requirements;

•	make capital expenditures; or

•	enter into new lines of business.
     The senior credit facility requires the Registrant to comply with several financial covenants, including a maximum consolidated leverage ratio of no greater than 3.25:1, and a minimum fixed charge coverage ratio of no less than 1.35:1.
     Events of default under the senior credit facility include customary events, such as a cross-acceleration provision in the event that the Registrant defaults on other debt. In addition, an event of default under the senior credit facility would occur if there is a change of control of the Registrant. This is defined to include the case where a third party becomes the beneficial owner of 35% or more of the Registrant’s voting stock or certain changes in its Board of Directors occurs. An event of default would also occur if one or more judgments were entered against the Registrant of $20.0 million or more and such judgments were not satisfied or bonded pending appeal within 30 days after entry.
     Pursuant to General Instruction B.2 of Form 8-K, all of the information contained in the accompanying Exhibit 99.1 shall be deemed to be “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and, therefore, shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended.
Item 1.02 Termination of a Material Definitive Agreement.
     A brief description of the material terms and conditions of the Existing Credit Facility is located in the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 under the heading “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Senior Credit Facilities.” As described in Item 1.01 of this Current Report on Form 8-K, effective immediately upon the execution of the Credit Agreement by the parties thereto, the terms and conditions of the Existing

Credit Agreement were amended as set forth in, and restated in their entirety and superseded by, the Credit Agreement.
     In connection with the Credit Agreement, the Registrant will record a charge in the third quarter of fiscal 2006 of approximately $2.2 million relating to unamortized costs under the Existing Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
     The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.
     The Registrant utilized the proceeds of the Term Loans, together with $88.0 million under the Revolving Facility, to replace the indebtedness outstanding under the Existing Credit Agreement and for general corporate purposes. The full amount of the Revolving Facility is also available for the issuance of letters of credit.
     The Registrant intends to utilize the Revolving Facility for the issuance of letters of credit, as well as to manage normal fluctuations in operational cash flow caused by the timing of cash receipts. In that regard, the Registrant may from time to time draw funds under the Revolving Facility for general corporate purposes.
     Historically, the Registrant used the revolving facility in the Existing Credit Facility for the issuance of letters of credit, as well as to manage normal fluctuations in operational cash flow caused by the timing of cash receipts. In that regard, the Registrant from time to time drew funds for general corporate purposes. The funds drawn on individual occasions varied in amounts of up to $50.0 million, with total amounts outstanding ranging from $10.0 million up to $88.0 million. The amounts drawn were generally outstanding for a short period of time and were generally paid down as cash is received from the Registrant’s operating activities. The Registrant intends to utilize the Revolving Facility for similar purposes.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits

Exhibit 10.1	Second Amended and Restated Credit Agreement, among Rent-A-Center, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent.

Exhibit 99.1	Press Release, dated July 13, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.

Date: July 19, 2006
	By:	/s/ Robert D. Davis
Name: Robert D. Davis
Title: Senior Vice President – Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Second Amended and Restated Credit Agreement, among Rent-A-Center, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release, dated July 13, 2006.

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